As Filed with the Securities and Exchange Commission on May 2, 2002
                           Registration No.___-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 AMENDMENT 5 TO
       FORM SB-2, REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                               Anagram Plus, Inc.
                 (Name of small business issuer in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                      3944
                          (Primary Standard Industrial
                             Classification Number)

                                   65-1045323
                         (I.R.S. Employer Identification
                                     Number)

                               Anagram Plus, Inc.
                             2700 N. Military Trail
                                    Suite 100
                              Boca Raton, FL 33431
                                 (561) 241-3621

(Address, including zip code, and telephone number, including area code, of each registrant's principal offices)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701
                          (Name, address and Telephone
                          number of agent for service)

                                   ----------

      Approximate date of proposed sale to public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, pleased check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________.

      If delivery of the prospectus is expected to be pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                                                        Proposed
                                              Proposed Maximum          Maximum
Title of securities to      Amount to be       Offering Price           Aggregate            Amount of
     be registered           registered         Per Share(1)         Offering Price      registration fee
---------------------------------------------------------------------------------------------------------------
   Common Stock,
     par value
     $0.001(2)                  236,000             $1.00                 $236,000               $59.00
-------------------------------------------------------------------------------------------------------------------
   Common Stock,
     par value
     $0.001(3)                2,500,000             $1.00               $2,500,000              $625.00
-------------------------------------------------------------------------------------------------------------------
                                                                           Total
                                                                       Registration
      Total                   2,736,000                                     Fee                 $684.00
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Offered by the persons named in this prospectus under the caption "Selling Stockholders".
(3)   Offered by us.

      This prospectus relates to 2,736,000 shares of our common stock, of which 236,000 shares are owned by the persons named in this prospectus under the caption "Selling Stockholders". The shares of our common stock may be sold directly or through brokers or dealers. The 236,000 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. Up to 2,500,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of December 31, 2002, all of the shares offered are sold, or we otherwise terminate the offering.

      We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                    SUBJECT TO COMPLETION, DATED May 2, 2002

                                   PROSPECTUS
                                2,736,000 shares

                               Anagram Plus, Inc.

                                  Common Stock

                                 $1.00 per share

      This is the first public offering of Anagram's securities. The common stock available for sale as a result of this prospectus will be sold by Anagram and current stockholders. Anagram will not receive any money from the sale of its common stock by the selling stockholders.

      Prior to this offering, there has been no public market for the common stock. We have applied to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective.

      The offering will commence on the date of this prospectus and will continue until the earlier of December 31, 2002, all of the shares offered are sold, or we otherwise terminate the offering.

                                   ----------

      An investor should read the Risk Factors section of this prospectus, commencing on page 3 before deciding whether to invest in these securities.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is May___, 2002

                                TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Prospectus summary ..................................................................    1
Summary financial information .......................................................    2
Risk factors ........................................................................    3
Use of proceeds .....................................................................   10
Capitalization ......................................................................   11
Dilution ............................................................................   12
Management's discussion and analysis of financial condition and results of operations   13
Business ............................................................................   18
Dividend policy .....................................................................   21
Employees ...........................................................................   21
Management ..........................................................................   22
Executive compensation ..............................................................   24
Certain relationships and transactions ..............................................   25
Principal stockholders ..............................................................   26
Plan of distribution ................................................................   27
Description of the securities .......................................................   29
Legal matters .......................................................................   31
Experts .............................................................................   31
Available information ...............................................................   32
Index to financial statements .......................................................   F-I

                                     Summary

Our business

      Anagram Plus, Inc. is a fifty one (51%) percent stockholder of Prodijeux, Inc. Prodijeux was founded in October 1998, and is a Canadian corporation based in Montreal, Quebec, Canada. Prodijeux specializes in the creation and development of interactive "edutainment" products. Edutainment is a term utilized in the Toy and Game Industry, which refers to products which provide an educational experience through an entertainment medium. Edutainment products are available in the form of traditional family board games, CD-ROM and online multi-player games. Prodijeux has commenced distributing its edutainment products through traditional retail outlets, such as toy stores, bookstores and specialty learning stores as well as through its own and Anagram's web site. Prodijeux has entered into a written agreement with Northern Group pursuant to which, Northern Group is its U.S. sales manager. Northern Group also acts as a sales representative for the states of Illinois, Wisconsin and Minnesota. Sales in other states will be handled via other sales agencies as arranged by Northern Group. Prodijeux has begun to launch the first in its line of edutainment products, WordXchange(R), a word game intended by Prodijeux's management to rival Scrabble(R). WordXchange(R) is a brain-twisting word game, which has two versions: an advanced edition (ages 10 and up) and a junior edition (ages 5 and up), allowing it to be stimulating and entertaining for a wide range of consumers. The advanced edition is available in English under the name WordXchange(R), and in French, under the name AnagramPlus. AnagramPlus, introduced to the public in the fall of 2000 at the International Book Fair in Montreal, was exhibited at the Paris International Toy and Game Festival (Paris International Toy Fair) in 2001, and at the American Toy and Game Festival (American International Toy Fair) in New York in February 2002 and 2001. The consolidated revenues for Anagram and its subsidiary for the most recent unaudited period (six months ended December 31, 2001) were $29,783. The unaudited consolidated loss for the six months ended December 31, 2001 was $131,761. The revenues for Prodijeux for the most recent audited period (October 1, 2000 to June 30, 2001) were $24,487. The losses for Anagram for the most recent audited period (January 1, 2001 to June 30, 2001) were $109,339. Prodijeux's losses for the most recent audited period (October 1, 2000 to June 30, 2001) were $241,703. The losses for Anagram, which include its share of losses of Prodijeux pursuant to the equity method of accounting, for the most recent audited period (January 1, 2001 to June 30, 2001) were $109,339.

      Management believes that Prodijeux will become profitable through the development and sale of its products, and, therefore increase the value of Anagram through its investment in Prodijeux.

      Neither Anagram nor Prodijeux will receive any proceeds from the sale of the 236,000 shares of our common stock by the selling stockholders. Anagram will use the net proceeds of the offering of 2,500,000 shares of its common stock to fund, pursuant to a loan agreement, Prodijeux's working capital and general corporate purposes including but not limited to product development, selling and marketing. No public market for our securities existed prior to this offering. A total of up to 2,736,000 shares may be sold based upon this prospectus.

      Anagram's executive offices are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055. The executive offices of Prodijeux are located at 1751 Richardson Street, Suite 5507, Montreal, Quebec, H3K 1G6, Canada. The telephone number is 514-932-4744.

                          Summary financial information

      Anagram was formed on October 1, 2000 and is a fifty-one (51%) stockholder of Prodijeux. The following financial data of Anagram and Prodijeux should be read in conjunction with our and Prodijeux's financial statements, which are included in this prospectus. The financial data of Anagram has been provided based upon the audited periods from January 1, 2001 to June 30, 2001 and from July 1, 2000 (inception) through December 31, 2000. The financial data of Prodijeux has been provided based in the audited periods from October 1, 2000 to June 30, 2001 and from July 1, 1999 to September 30, 2000. The consolidated financial data of Anagram has been provided for the unaudited period from July 1, 2001 to December 31, 2001.

                        Anagram Plus, Inc. and Subsidiary

                                         December 31, 2001
                                         -----------------
Balance sheet data:

Working capital (deficit)                $(315,114)
Total Current Assets                     $  95,960
Total Liabilities                        $ 446,769
Stockholders' deficit                    $(333,209)

Statement of operations data:

Sales                                    $  29,783
Cost of goods sold                       $  33,686
Gross Loss                               $  (3,903)
Loss from operations                     $(122,495)
Net Loss                                 $(131,761)

                               Anagram Plus, Inc.

                                        June 30, 2001      December 31, 2000
                                        -------------      -----------------

Balance sheet data:

Working capital(deficit)                $(253,376)         $(143,970)
Investment in Prodijeux                 $ 224,968          $ 109,227
Total assets                            $ 225,507          $ 110,143
Total liabilities                       $ 253,915          $ 144,886
Stockholders' deficit                   $ (28,408)         $ (34,743)

Statement of operation data:

Net revenue                             $       0          $       0
Operating expenses                      $   9,484          $   2,416
Loss from investment                    $  95,386          $  38,327
Interest expense                        $   4,469          $       0
Net loss                                $ 109,339          $  40,743

                                 Prodijeux, Inc.

                                        June 30, 2001      September 30, 2000
Balance sheet data:

Working capital (deficit)               $  77,715          $ (6,392)
Total assets                            $ 114,723          $  6,666
Total liabilities                       $ 347,530          $ 61,467
Stockholders' deficit                   $(232,807)         $(54,801)

Statement of operations data:
Sales                                   $  24,487          $      0
Cost of good sold                       $  27,313          $      0
Gross loss                              $  (2,826)         $      0
Net loss                                $(241,703)         $(30,233)

                                  Risk factors

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

Anagram is a company whose primary asset is a majority interest in Prodijeux, a company with limited operations, and there can be no assurance that either Anagram or Prodijeux will ever become profitable.

      Anagram is a company whose primary asset is a majority interest in Prodijeux. Prodijeux has limited operations. At this time, Anagram does not contemplate commencing active operations directly. The company in which Anagram has an investment, Prodijeux, is entering a highly competitive market. You should be aware of the difficulties which Prodijeux will encounter because it is a recently formed company and has only recently commenced operations, including, but not limited to, competition and unanticipated costs and expenses. There can be no assurance that Anagram will ever realize a positive net cash flow from its investment in Prodijeux. If Prodijeux's business and development plans prove to be unsuccessful, stockholders may lose all or a substantial part of their investments.

Anagram has no limitation upon its ability to sell its interest in Prodijeux, and Anagram may sell its interest in Prodijeux at a loss.

      Anagram may sell its interest in Prodijeux. There is no guarantee that Prodijeux will ever become profitable. If Prodijeux does not realize a profit at some point in the future, Anagram may decide to sell its interest in Prodijeux, and may sell its interest at a loss.

Anagram's primary asset is a 51% interest in Prodijeux, which may require, and Anagram may not be able to obtain, additional financing to meet its capital requirements.

      Prodijeux will need additional financing to meet its capital requirements for product development, administrative expenses and other costs. Prodijeux currently has no arrangements to obtain additional financing and Prodijeux will be dependent upon sources such as: future earnings, the availability of funds from private sources including, but not limited to, loans and additional private placements, and the availability of funds through an additional public offering. In view of its lack of an operating history, Prodijeux's ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, Prodijeux's business will be materially adversely affected.

The Directors of Anagram may invest additional corporate assets in a subsidiary of which Anagram owns only 51%

The Board of Directors of Anagram may determine to invest additional assets of Anagram in Prodijeux in excess of its commitment to loan Prodijeux up to $600,000 if it is determined to be in the best interest of Anagram to both protect existing investments and to help Prodijeux increase its business. A court of law could find that Anagram is wasting corporate assets by investing them in a subsidiary of which Anagram owns only 51% if it is not obligated to do so or does not receive additional equity interest.

In Delaware, each director owes a fiduciary obligation to exercise his or her judgment in the best interests of the corporation. Directors violate their fiduciary duty to the corporation when they misuse or waste corporate funds.

There can be no assurance that Anagram or Prodijeux will ever achieve profitability.

      There can be no assurance that Anagram or Prodijeux will ever achieve profitability. Revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, Prodijeux's cost of production, sales of its products and variations in expenditures for personnel and marketing. Prodijeux may incur significant expenditures to fund research and development of new products or improvements to their existing edutainment products. This would adversely affect Anagram's ability to generate a profit. Anagram may never be able to achieve profitability on a quarterly or annual basis. If Anagram does not, business will be adversely affected and potential investors will lose all or substantially all of their investment.

Qualified Report of Independent Auditors

      Our independent auditor's report on our financial statements includes an explanatory paragraph stating that the accompanying financial statements have been prepared assuming that we will continue as a going concern. Our operations have generated losses and cash flow deficiencies from inception, which raises substantial doubt about our ability to continue as a going concern. We may be unable to continue as a going concern.

Anagram is dependent upon the introduction and success of a new game WordXchange(R), and there can be no assurance that that WordXchange will ever achieve any significant market acceptance.

      Anagram's success depends upon the value of Prodijeux as well as any dividends paid on Prodijeux's common stock. Prodijeux's success depends largely upon its new edutainment products, WordXchange(R) and the Junior Edition. There can be no assurance that WordXchange(R) will achieve any significant degree of market acceptance, or that such acceptance will be sustained for any meaningful period. The failure of WordXchange(R) to achieve or sustain market acceptance would have a material adverse effect upon our business, operating results and financial condition.

The Edutainment industry is extremely competitive, and there is no guarantee that competitors with superior resources will not bring new, better and cheaper edutainment games to the market more quickly than Anagram's primary interest, Prodijeux.

      Competitors with superior resources may be able to bring new, better and cheaper edutainment games to the market more quickly than Prodijeux, thereby gaining a competitive edge over Prodijeux. Anagram believes that the quality of Prodijeux's goods and services combined with the expertise of their combined management should give Prodijeux a competitive advantage. However, there can be no assurance that Prodijeux will be able to compete successfully or that competitive pressures faced by Prodijeux will not have a material adverse effect upon its business, operating results and financial condition. Anagram will not be directly engaged in any part of Prodijeux's business including, but not limited to, development, production and sales of WordXchange(R). WordXchange(R)'s major competition in the word game category is Scrabble(R). Scrabble(R) has been the leader in word games sales for more than 50 years. WordXchange(R)'s success will depend heavily upon its ability to compete with Scrabble(R) and other word games.

Anagram's success is dependent upon the key personnel of Prodijeux, and the potential loss of such key personnel would have a material adverse effect upon Prodijeux, thereby affecting Anagram adversely.

      Prodijeux's success depends to a significant extent upon the performance and continued services to Prodijeux of Michael Chiarore, co-founder and President of Prodijeux, and Rodolphe Charpentier, Prodijeux's co-founder, Vice-President of Marketing and Creative Director of Research and Development.

      Michel Chiarore is in charge of Prodijeux's operations, manufacturing and distribution of Prodijeux's product line, and is experienced in dealing with suppliers and buyers. Rodolphe Charpentier is the creator of the WordXchange(R) game and has seventeen years of experience in the design and communications fields.

      The loss of services of either Mr. Chiarore or Mr. Charpentier would have a material adverse effect upon Prodijeux's business and its prospects.

Our majority shareholder could exert significant influence over matters requiring stockholder approval.

      ADC Development is Anagram's initial shareholder and owns 6,000,000 shares of our common stock and is its majority shareholder. Accordingly, ADC Development will be able to exert complete control over matters requiring approval by Anagram's stockholders, including, but not limited to, the election of directors and the approval of mergers or other business combinations. In addition, a company owned by Anagram's president, Paul Michelin and his wife, owns 83% of ADC Development.

A portion of Prodijeux's future business plans will depend upon its Internet marketing strategy and its business, and thereby Anagram's business would be adversely effected if use of the Interest fails to grow in the future.

      Prodijeux plans to take full advantage of the potential of the Internet through development of a Website to promote Prodijeux's product, WordXchange(R). A portion of Prodijeux's business depends upon its Internet marketing strategy and its business will be adversely effected if use of the Internet fails to grow in the future.

The market for Anagram's securities is unsure and may be volatile

      There is no current market for Anagram's securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that Anagram's common stock can be resold either at or near its original trading prices. Anagram intends to arrange to list its common stock on the NASD Bulletin Board, which is maintained by the NASD. However, there can be no assurance that Anagram will qualify, or if it qualifies will continue to qualify, for such listing.

Prodijeux conducts business and has operations in countries other than the United States and any changes in international markets or currencies may materially affect its operations, and consequently Anagram's value.

      Prodijeux conducts its business and maintains, and intends to maintain, ongoing operations in the United States, Canada, Asia, and other international markets. Fluctuations in the foreign exchange rates between the United States dollar and these other countries could have an adverse affect upon Prodijeux's operating results in the future. Prodijeux may seek to limit its exposure to the risk of currency fluctuations by engaging in foreign currency transactions, which could expose us to substantial risk of loss. Prodijeux's management has limited experience in managing international transactions and has not yet formulated a strategy to protect us against currency fluctuations. There can be no assurance that fluctuations in foreign currency exchange rates will not have a significant adverse impact upon Prodijeux's future operating results.

Prodijeux's and Anagram's success is dependent upon independent third parties to manufacture the product.

      Prodijeux does not intend to conduct manufacturing operations on a continuing basis and will be dependent upon independent third parties to manufacture and ship WordXchange(R) and the Junior Edition. Prodijeux expects to continue to be dependent upon such manufacturers for the foreseeable future. These manufacturers will be responsible for timely and cost-effective manufacturing, which may affect Prodijeux's ability to cost-effectively compete with other similar products. Therefore, Prodijeux is dependent upon the continued viability and financial stability of these manufacturers. In addition, these third party manufacturers are expected to produce WordXchange(R) and other products to specifications supplied by Prodijeux. However, there can be no assurance that these instructions will be followed by the manufacturers. Reliance upon suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts or components, increase in component costs and reduced control over delivery schedules, any and all of which would adversely affect Prodijeux's financial results. Although Anagram is the majority shareholder of Prodijeux, Anagram has no control over the costs of production and manufacture by third parties. Delays or rising costs in the production of WordXchange(R) would have a material adverse effect upon Anagram's business and prospects.

There can be no assurance that Anagram will pay any dividends on its common stock.

      There can be no assurance that Anagram will have sufficient earnings to pay any dividends with respect to the common stock. Moreover, even if Anagram has sufficient earnings, Anagram is not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. To date, Anagram presently intends to retain earnings, if any, for the development and expansion of its business.

Prodijeux expects to incur significant losses for the foreseeable future and there can be no assurance that Prodijeux or Anagram will ever achieve profitability.

      Prodijeux is still in the process of developing its products and therefore it expects to incur significant losses on both a quarterly and an annual basis for the foreseeable future. Prodijeux and Anagram are expecting losses to continue until such time as WordXchange(R) is established, is being widely marketed and/or Prodijeux enters into a contract with toy stores or other retailer for distribution of WordXchange(R).

Anagram may be subject to the Securities and Exchange Commission's "penny stock" rules if our common stock sells below $5.00 per share.

      Anagram's shares may now and in the future be subject to the penny stock rules under the Securities Exchange Act of 1934 which regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than U.S. $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

      In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

      The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for Anagram's common shares. As long as Anagram's common shares are subject to the penny stock rules, the holders of such common shares may find it more difficult to sell their securities.

Conflicts may exist with certain of Anagram's officers and directors, which may cause them to give priority to other matters over the needs of Anagram, which may materially affect our operations

      There are several conflicts associated with Anagram's officers and directors. These conflicts include, engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved. Robert Michelin, is a member of both Anagram's Board of Directors and Prodijeux's Board of Directors. In addition to sitting on Anagram's Board of Directors and Prodijeux's Board of Directors, Paul Michelin is a member of the Board of Directors of a number of other companies.

Unforeseen price increases in raw materials may result in the increase in the estimated cost of production for WordXchange(R), thereby having a material adverse effect upon Anagram's and Prodijeux's business and prospects.

      Prodijeux is dependent upon independent manufacturers and suppliers for production of WordXchange(R) and the Junior Edition. These independents are located in Asia. The market for raw materials may be volatile and unpredictable. As a result, the costs of manufacture could far exceed any estimates made by Prodijeux or Anagram. Although Anagram is the majority shareholder of Prodijeux, neither Anagram nor Prodijeux have any control over the costs of production and manufacture. Delays or rising costs in the production WordXchange(R) will have a material adverse effect upon our business and prospects.

Prodijeux is dependent upon foreign manufacturers, and currency and exchange fluctuations may have a material adverse effect upon Anagram's and Prodijeux's business and prospects.

      Because a large percentage of manufacturers and suppliers which Prodijeux is dependent upon are located in foreign locales, it is subject to a risk of currency and exchange rate fluctuations. In addition, the market may be subject to foreign government currency and/or other restrictions.

Inability of Prodijeux to negotiate and close contracts with major distributors.

      Prodijeux has begun marketing WordXchange(R) on a limited basis and, through March 2002, had sold approximately 6,196 units. Prodijeux has negotiated and signed a distribution agreement with S & F Associates, Inc., based in Portland, Oregon, for US distribution of WordXchange(R). Prodijeux has also entered into a sales management contract with Northern Group to manage and oversee sales throughout the United States, as well as a sales representation agreement for the states of Wisconsin, Illinois and Minnesota. While Prodijeux intends to enter into contracts with distributors to offer and sell WordXchange(R) and other products, there is no assurance that it will be able to negotiate or conclude satisfactory distributor agreements or, if negotiated and concluded, that such distributors will abide by the terms of said agreements. There can be no assurance that contracted distributors will employ qualified or competent personnel or that they will be able find retailers willing to carry and purchase Prodijeux's products. While Anagram is a majority shareholder of Prodijeux, Anagram does not have any control over the terms of any agreement for the distribution of WordXchange(R). Delays or rising costs in the distribution and retail sale of WordXchange(R) will have a material adverse effect upon Prodijeux's business and prospects.

                           Forward-looking statements

      Statements in this Prospectus discuss future expectations and plans which are considered forward-looking statements. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to it. In view of the fact that the discussions in this Registration Statement are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although Anagram reasonably expects, to the best of its knowledge and belief, that the results to be achieved by it will be as set forth, this is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds

      Anagram will not receive any proceeds from the sale of the 236,000 shares of its common stock by selling stockholders. The estimation of the proceeds, as listed in the table below, are based upon an assumed initial offering price of $1.00 per share and estimated offering expenses of $75,000. There can be no assurance that any proceeds will be received on this best-efforts, no minimum, basis offering. Regardless of the amount raised, the net proceeds of this offering will fund, pursuant to a loan agreement, Prodijeux's working capital and general corporate purposes, including product development, selling and marketing. Anagram will advance approximately $130,000 to Prodijeux to pay the remaining amount due to Prodijeux under the loan agreement. The remaining proceeds will be used to continue to fund Prodijeux with the development of WordXchange(R) junior edition and other new games, i.e., travel and electronic versions. Anagram reserves the right to utilize a portion of the proceeds to repay a portion or all of its loan from ADC Development Corp.

             % of Offering                    Net Proceeds
             -------------                    ------------
                 100%                          $2,425,000
                  75%                          $1,800,000
                  50%                          $1,175,000
                  25%                          $  550,000

It is estimated that the net funds received will be utilized for the following items in the percentages listed.

                                       100%       75%        50%        25%

Game Production                        $727,500   $540,000   $352,500   $165,000

Expansion of Product Line              $485,000   $360,000   $235,000   $110,000

Overhead expenses, including           $727,500   $540,000   $352,500   $165,000
consumer and distribution channel
marketing

Anagram operating expenses             $485,000   $360,000   $235,000   $110,000

                                 Capitalization

      The following table sets forth our capitalization as of December 31, 2001 on an unaudited basis.

            Liabilities

               Current liabilities                        $ 411,074

               Long-term liabilities                      $  35,695

            Stockholders' deficit

               Common stock,
               $.001 par value                            $   6,236

               Additional Paid in Capital                 $ 115,438

               Accumulated deficit                        $(449,628)

               Total  stockholders' deficit               $(333,209)

               Total liabilities
               and stockholders' deficit                  $ 113,560

                                    Dilution

      As of December 31, 2001, Anagram's Common Stock had a negative net tangible book value per share of approximately $0.05. "Net tangible book value per share" is the amount of total tangible assets (at book value) less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the maximum number of shares offered hereby at the purchase price of $1.00 per Share, after deduction of the estimated expenses of this Offering, the pro forma "net tangible book value per share" as of that date would be approximately $0.34 per share. This represents an immediate increase in the pro forma net tangible book value of approximately $0.39 per share to existing stockholders and an immediate dilution (i.e., the difference between the subscription price per Share and such pro forma net tangible book value per share) of approximately $0.61, based upon the purchase price of $1.00 per share of Common Stock. Please see the table below for corresponding numbers for a 100%, 75%, 50% and 25% successful offering. There can be no assurance that Anagram will be able to sell any of its shares of common stock.

                                                Increase in Pro
                     Pro Forma Net Tangible    Forma Net Tangible
% of Offering         Book Value per Share    Book Value per Share      Dilution
-------------         --------------------    --------------------      --------
      100%                    $0.34                   $0.39               $0.61
       75%                    $0.24                   $0.29               $0.71
       50%                    $0.14                   $0.19               $0.81
       25%                    $0.03                   $0.08               $0.92

      The following discussion should be read in conjunction with the financial statements and the notes to those statements, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements, which reflect Anagram's and Prodijeux's plans, estimates and beliefs. Anagram's and Prodijeux's actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                      Management's discussion and analysis
                of financial condition and results of operations

      Overview

      Since inception, all of Prodijeux's activities have been devoted to the creation and development of WordXchange(R). Both companies have also been preparing for the introduction into the marketplace of Prodijeux's products. Prodijeux has raised $137,859.40 (CDN$206,500) in operating capital through the investment of tangible and intangible assets by its founders, Michel Chiarore and Rodolphe Charpentier.

      Anagram purchased a forty-nine and one half percent (49.5%) interest in Prodijeux, in consideration of $66,670 (CDN $100,000). Anagram further purchased, as of July 1, 2001, an additional 1.5 percent interest in Prodijeux, Inc., for approximately $2,020 (CDN $3,030). As of the purchase of the stock, Anagram owns a 51% majority interest in Prodijeux, Inc. and, therefore, has the ability to influence the marketing and financial direction of Prodijeux.

      Anagram has also agreed to loan Prodijeux up to approximately $600,000 (CDN $954,000), of which $470,370 (CDN $748,163) has been advanced as of March 31, 2002, at an interest rate of seven (7%) percent per annum to be repaid upon the earlier of Prodijeux achieving sales of at least fifty thousand (50,000) units of WordXchange or October 1, 2002.

      In addition to possessing the ability to influence the marketing and financial direction of Prodijeux, Anagram has the ability to, among other things: make overriding decisions on any issue that comes before the Board of Director's of Prodijeux, hire and terminate members of Prodijeux's management (including members of the board), and sell the assets of Prodijeux at any time and at any price. Since Anagram has financial control of Prodijeux, the Company will be presenting financial statements on a consolidated basis as required by generally accepted accounting principles.

      Prodijeux has entered into a sales management agreement with a company based in Wisconsin. This company will act as sales agent for Prodijeux in three Midwestern states while organizing a sales network of other agencies to cover other areas of the United States as well as the English speaking area of Canada. Prodijeux is currently in discussion with other such sales agencies with regard to the finalization of the necessary contracts.

      Prodijeux is currently contacting several agencies to develop a promotional campaign that will introduce WordXchange(R) t potential distributors, retailers and consumers in both the United States and Canada. Prodijeux plans to heavily promote WordXchange(R) and the related junior edition to achieve sales exceeding the current production run of 10,000 units.

      Through March 31, 2002, Prodijeux has sold 6,196 units to various retailers and wholesalers. Additionally, Prodijeux is currently in negotiations with a French distributor for a short-term order of approximately 3,000 units and an additional order of 30,000 units for 2002. This order would be the single largest order of the game to date. However, there is no guarantee that Prodijeux will be successful with respect to these negotiations.

Results of operations

Six Months Ended December 31, 2001

      The following table sets forth the percentage of net loss represented by the line items in the consolidated statement of operations of Anagram Plus and subsidiary for the six months ended December 31, 2001:

                                        Amount              Percentage
                                        ------              ----------

Sales                                  $  29,783            (23%)

Cost of goods sold                     $ (33,686)            26%

Operating expenses                     $(118,592)            90%

Other income and expenses
         Interest income               $     225              0%
         Interest expense              $  (9,491)             7%

Net loss for the period                $(131,761)           100%

      As of July 1, 2001 Anagram possessed financial control of Prodijeux and, therefore, the information discussed for the six months ended December 31, 2001 is presented on a consolidated basis as required by generally accepted accounting principles.

Revenues

      During the six months ended December 31, 2001, the Company made sales of $29,783. Sales were made to several toy and game retailers and distributors. The Company has sold another 313 units through March 31, 2002. The Company is continuing to negotiate with different retailers and distributors in order to increase sales.

Cost of Goods Sold

      The Company's cost of goods sold for the period was $33,686, which led to a gross loss for the period of $3,903. This was due to the fact that the Company, was selling earlier versions of the game at deep discounts, resulting in games being sold at, or below cost. Additionally, the Company is selling games in small lots, at deep discounts, in order to introduce the game to a wide variety of retailers and distributors as part of building the name recognition. Management believes that as the smaller lots are sold retailers will re-order in larger lots at a price that will result in gross profit in the near future.

Operating expenses

      The Company's salary expense for the period was $34,803 and is related to the salaries of the officer's of Prodijeux. Management anticipates that when sales begin to increase at a faster level the Company will need to hire a sales force and an administrative staff as well as a production design staff. Currently, the functions referred to above are being performed by the officer's of Prodijeux.

      Consulting expense for the period was $39,362 which includes services by a member of the board of directors and by a consultant who assists the Company with the marketing and distribution of the game. Management believes that the consulting fees will remain at the current level for the foreseeable future as the Company continues to negotiate distribution agreements.

      The Company's expense for professional fees for the period was $8,937 and included legal and accounting expenses incurred in the normal course of business.

      Travel expenses for the period totaled $7,819 and was related to travel to different toy fairs and travel to meet with potential retailers and potential distributors.

Periods ended June 30, 2001 and December 31, 2000

      Anagram has not generated revenue to date and its operating expenses are related to accounting and administrative fees. Anagram's allocated portion of the Prodijeux loss is the most significant item effecting the statement of operations of Anagram. Therefore the focus of management's discussion will be on the results of Prodijeux's operations

      The following table sets forth the percentage of net loss represented by the line items in the respective statements of operations of Anagram for the six months ended June 30, 2001 and of Prodijeux for the nine months ended June 30, 2001:

                                    Anagram Plus, Inc.       Prodijeux, Inc.
                                   amount    percentage     amount   percentage
                                   ------    ----------     ------   ----------

Revenues                         $       0         0%      $ 24,487     (10%)

Cost of Goods Sold                      --        --       ($27,313)     11%

Expenses                           ($9,483)        9%     ($236,356)     98%

Other income and expenses
         Interest expense          ($4,470)        4%       ($2,521)      1%
         Loss from Investment     ($95,386)       87%            --      --

Net loss for the period          ($109,339)      100%     ($241,703)    100%

Revenues

      During the nine months ended June 30, 2001 Prodijeux made the first sales of its product line totaling $24,487. Sales were made to several different toy and game retailers and distributors.

Cost of Goods Sold

      Prodijeux's cost of goods sold for the period was $27,313, which led to a gross loss for the period of $2,826. This was due to the fact that some earlier versions of the game were sold at discounts, some of which resulted in the game being sold at, or below cost. Prodijeux's management believes the current version being marketed and sold will be used for the foreseeable future and does not anticipate the need for selling at such discounts in the near future.

Operating expenses

      Prodijeux's salary expense for the period was $65,368 and is related to the salaries of the officers of the Company who are also the chief creators and designers of the game. As sales increase, Prodijeux's management anticipates the hiring of a sales and administrative force as well as a production design staff.

      Prodijeux's consulting expense for the period was $61,878 and includes consulting services provided by one of the members of the board of directors and by a consultant who assists the Company with the marketing and distribution of the game. Prodijeux's management believes that the consulting fees will remain at the current level for the foreseeable future as the Company continues to negotiate distribution agreements.

      The professional fees for Prodijeux were $24,448 and related to legal and accounting expenses incurred in the normal course of business.

      Prodijeux's net loss for the period was $241,703 for the period ended September30, 2001 and $30,233 for the year ended September 30, 2000. The Company will continue to experience losses until it makes significant sales of the game. Management anticipates sales increasing during the current fiscal year, but does not have any current orders or sales that would lead to an expectation of profitability in the fiscal year end June 30, 2002.

Losses from investment

      Under the equity method of accounting Anagram includes its allocated share of Prodijeux's losses in its statement of operations. For the six months ended June 30, 2001 Anagram's allocated portion of the loss was $86,006. Anagram's allocated portion of Prodijeux's loss for the three months ended December 31, 2000 was $33,637.

      As required under the equity method of accounting Anagram also amortizes the excess cost of its purchase of Prodijeux over a five year period. The amortization was $9,380 and $4,690, respectively, for the periods ended June 30, 2001 and December 31, 2000.

      Prior to July 1, 2001 Anagram and Prodijeux had different fiscal years. Pursuant to the equity method of accounting, the Company has accounted for its proportionate share of losses from the time of its original investment in Prodijeux, October 1, 2000, through June 30, 2001, there was no effect due to the different fiscal year ends.

Liquidity and capital resources of Anagram and Prodijeux Combined

      Anagram intends to satisfy Prodijeux's working capital requirements principally through issuance of debt and equity securities. As of December 31, 2001 Anagram had a negative working capital of $315,114.

      The management of Anagram believes, based upon Prodijeux's current plans and assumptions relating to its operations, including, assumptions with respect to the progress of research and development and the costs associated with production, marketing and sale of its products, that Anagram's current cash position will be sufficient to satisfy Prodijeux's contemplated cash requirements for a period of ninety (90) days after the date of this prospectus. With respect to Prodijeux's liquidity requirements for the next 12 months, Anagram believes that the cash flow generated from Prodijeux's intended future operations and sales of WordXchange(R) will complement its current cash position, as supplemented by Anagram, and Anagram further believes that it will be able to satisfy any liquidity needs that may arise by short term financing. If the need arises, Anagram currently contemplates seeking additional financing or conducting a public offering in order to satisfy Prodijeux's additional cash requirements and any obligations it may have.

      Anagram has committed to loan Prodijeux up to approximately $600,000 (CDN $954,000) for continuing operations. Through March 31, 2002, Anagram loaned Prodijeux $470,370 (CDN $748,163). Anagram may increase the amount loaned Prodijeux, if approved by the board of directors of Anagram.

      Currently Anagram receives its funding primarily from its parent, ADC Development Corp. ADC Development Corp. has committed to loan Anagram up to $500,000 pursuant to the terms of a promissory note. Through March 31, 2002 ADC Development Corp. has loaned Anagram $430,426. Depending upon the amount of money raised through this offering, Anagram may need additional financing to allocate to Prodijeux during the next twelve months.

Notes Payable

      Anagram and Prodijeux borrowed money under different repayment terms from a variety of sources as discussed the notes to the respective financial statements. Other than the bank loan and the loan owed to Anagram that are secured by all the assets of Prodijeux, all other debt owed by Prodijeux consists of unsecured debt with varying repayment schedules. The unsecured loan that is owed by Anagram is payable to its parent, ADC Development Corp. The principal and outstanding interest on this note is due on June 30, 2002. If Anagram is not in a position to repay this note by the due date Anagram is confident that the terms of the note can be renegotiated and an extension of time to make any repayments will be granted.

      If, for any reason, other parties demand repayment as agreed upon in the notes payable, Prodijeux will seek additional financing from Anagram if it cannot meet the obligations based on its cash position at the time of the demand. Prodijeux would request financing from Anagram and, if its own funds are not available, Anagram would request the additional funds from ADC Development Co.

      Due to the nature of the relationships between Prodijeux and its creditors, Anagram does not anticipate a creditor will demand repayment within the next twelve months. Although, if Prodijeux's cash position allows Prodijeux will pay off these debts earlier than scheduled to eliminate the payment of additional interest charges. If Prodijeux cannot make timely repayments it would request financing from Anagram who, if it cannot meet the request from its own funds, would seek financing from its parent.

                             Description of business

      Anagram was incorporated under the laws of Delaware in October 2000. The following discussion and disclosure represents Anagram's intended business plan and intent with respect to the future operations of our business.

Proposed business

      Anagram is a fifty-one (51%) percent stockholder of Prodijeux; Prodijeux creates, develops, markets, produces and manufactures interactive edutainment, which is learning entertainment in the form of traditional board games, CD-ROMs, and online multi-player games. Prodijeux, Inc.'s products are designed to provide the consumer with both entertainment and an educational experience. The first product developed by Prodijeux is WordXchange(R), introduced in the Fall of 2000 in the Canadian market as AnagramPlus(R). The product is currently sold under that name in the province of Quebec. A number of different local chain stores in Quebec and the United States have placed orders WordXchange(R).

      Prodijeux plans to distribute its products through traditional outlets such as game and toy stores, bookstores, gift and novelty stores, and catalogs. Prodijeux also has its own web site, which Anagram considers an essential part of its product development.

Description of WordXchange(R)

      WordXchange(R) is classified as a word game in the GAMES and PUZZLES category in the toy and game industry. WordXchange(R) has been designed in English and French versions and plans are underway for a Spanish version. WordXchange(R) is designed to be played by two to four players or teams. A complete game is estimated to take 30-40 minutes to play. Prodijeux and Anagram believe WordXchange(R) has all the ingredients to please many age groups ranging from young children to mature adults. WordXchange(R) is currently available in an advanced edition designed for ages 10 and up and has a junior edition designed for ages 5 and up that are currently being marketed.. It is Anagram's and Prodijeux's belief that the game is of superior quality and is priced competitively. The creators of WordXchange(R) sought to develop a game which is more fun, creative, and challenging than Scrabble(R) while taking less time to play. There can be no assurance that WordXchange(R) will achieve success and popularity comparable to Scrabble(R).

WordXchange(R) Place in Market

      Among the game and toy industry categories, WordXchange(R) is classified as a word game in the Games and Puzzle Categories. This category represented 12% of total toy sales in 2000 (source: World Toy Facts and Figures, ICTI/The NPD Group Worldwide).

      The North American traditional toy market (excluding video games) experienced slightly higher sales in 2000 ($24.2 billion) when compared to 1999 ($24.1 billion). The North American market accounted for 44.2% of total retail sales. (source: World Toy Facts and Figures).

      According to data provided by the NPD Group in conjunction with the Toy Manufacturers of America, Inc., in the year 2000, it is estimated that manufacturers shipped 5 million units of word games; representing $38 million in wholesale revenues.

      According to commissioned research conducted by Hall & Partners (market research firm) in the United States, Omnibus findings and focus group sessions indicated that the strongest audience for the adult version of the game are: females, between 25 and 45 years old with household incomes between $25,000 and $75,000, who are looking for creative and educational outlets during their small amount of free time.

Proposed Targeted Customer Base

      Anagram and Prodijeux believe that the target market for WordXchange(R) is large. Because Prodijeux will bring to the market the adult version (WordXchange(R)) as well as WordXchange(R) junior edition, children under the age of 10, university students professionals, and parents are all well within WordXchange(R)'s target market. Anagram and Prodijeux believe that the strongest market for the WordXchange(R)'s advanced edition are college-educated women, between the ages of 25-45 with children and a household income between $25,000 and $75,000. Anagram and Prodijeux believe that in the age group containing 25-45 year olds, a high percentage of consumers favor interactive multi-player games which demand intellectual and strategic acuity. Anagram and Prodijeux aim to reach the segment of the market with consumers of superior education, higher wages and an appreciation for fine design. The target consumer is concerned with getting the best quality-to-price ratio available. The target consumer owns a computer and is familiar with the Internet and its services. This segment is also where Anagram and Prodijeux believe the highest proportion of Scrabble(R) players to be.

Distribution strategies

      Although Anagram is a majority shareholder in Prodijeux, Anagram does not intend to be directly engaged in any part of Prodijeux's business including, but not limited to, development, production and sales of WordXchange(R). Prodijeux's intended primary objective will be distribution of its products. Distribution will be facilitated through S& F Associates, Inc., based in Portland, Oregon. Products will be shipped from Oregon to buyers as determined by sales representatives in various sectors of the country who communicate orders to Prodijeux's Montreal office. Prodijeux plans to close further deals with major distributors in specific markets. Prodijeux is also seeking distribution contracts with major toy and game industry retailers, including Gift and Novelty stores, educational retailers, e-tailers, and catalogs. Prodijeux also plans to attend trade shows, servicing industry-related manufacturers, distributors and buyers, as well as consumer shows, which cater to the public at large. The basic advantage of attending these shows is that attendance offers the opportunity to introduce the game, popularize it, sell it, and establish industry contacts. Anagram and Prodijeux consider the Internet an important distribution channel. Prodijeux plans to take advantage of the full potential of the Internet by developing a Website which will promote and sell WordXchange(R) and future products through an online store, drawing prospective and current customers to the site with helpful, timely information. Prodijeux will strategically coordinate the Website and e-commerce activities with its marketing activities for the traditional market, thus creating a synergistic and complementary effect.

Sales and Marketing Strategy

      Prodijeux intends to create unique packaging for WordXchange(R) in order to create quick market awareness and product recognition. There can be no assurance that this approach will be successful. This will be part of a multi-faceted marketing campaign designed to introduce WordXchange(R) to the retail market. Prodijeux is participating in retail and consumer tradeshows, sending out media kits and sample games as means of creating a market for WordXchange(R). Prodijeux also plans to develop a Web Site as an integral part of its advertising and promotional plan. This will be crucial to quickly developing a market and gaining market acceptance.

Trends in the Game Industry

      Management believes that the toy and game industry is witnessing a return to traditional family entertainment. As more and more people spend increasingly significant parts of their professional and occupational time working with computers and other technologies, the desire to spend less family time on computer and technology areas has spread. Accordingly, Anagram believes that its products will appeal to a large segment of the general population that is looking form entertainment options that create an enhanced environment for family interaction.

Downturn in the Economy

      The past 2 years have seen a downturn in the American (and North American) economy. Management believes that, as a result of stock market declines, families do not have the means to sustain the same levels of consumer spending that was seen during the 4-5 year period prior to

March 2000. Additionally, since the events of September 11th there has been a concentration on families spending more time together at home. Management believes that games like WordXchange will be played by the entire family during the time they spend at home. Management believes that its sales should not be seriously affected by an extended downturn in the economy and should be helped by the focus on the family. The price points for its products suggest that a decline in the purchase potential of consumers should not act as a hindrance to sales. Prodijeux's lead products, WordXchange(R) and WordXchange(R) Junior Edition, have anticipated retail prices in the $20 - $30 range. Purchases of such items do not constitute major entertainment or leisure purchases for the families who constitute Anagram's target consumers. While there are no guarantees that the current economic downturn will not impact the sales of WordXchange(R), it is the belief of the management of Anagram and Prodijeux that Prodijeux's products would be seen as less expensive family entertainment alternatives during such a period.

Dividend Policy

      To date, Anagram has not paid dividends on its common stock and at the present time, Anagram intends to retain earnings, if any, to loan to Prodijeux for its development and expansion. There can be no assurance that Anagram will have enough earnings to pay any dividends on its common stock. Even if Anagram has sufficient earnings, it is not obligated to declare dividends on our common stock. Anagram's Board of Directors has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following: earnings, capital requirements, our financial position, general economic conditions, and other factors the board may consider. It is also possible that the terms of any future debt financing may restrict the payment of dividends.

Employees

      Anagram currently does not have any employees and therefore does not maintain "key man" insurance.

      Excluding Prodijeux's executive officers and directors, Prodijeux currently does not have any employees. Prodijeux does not maintain "key man" insurance on the life of any of its employees.

Real Property Interests and Obligations

      Anagram's offices are headquartered at 2700 N. Military Trail, Suite 100, Boca Raton, Florida. Anagram is not charged rent or consulting fees by FMC Group, Inc.

      Prodijeux's offices are headquartered at 1751 Richardson Street, Suite 5507, Montreal, Quebec, H3K 1G6, Canada. Prodijeux leases its facility pursuant to an operating lease, with a term of two years, payable in monthly installments. The expected minimum lease payments for 2002 are $6,300 (CDN $9,450).

                                   Management

Executive officers and directors

      The following table sets forth the names and ages of the members of Anagram's board, Anagram's executive officers and the positions they each hold.

Name                               Age            Position
----                               ---            --------

Paul Michelin                      64             President & Director

Robert Michelin                    38             Secretary & Director

Paul Michelin is Anagram's President and one of Anagram's Directors. Since 1992 Mr. Michelin has served as the President and a Director of FMC Group, Inc., a financial consulting firm the stock of which he owns with his wife as joint tenants with a right of survivorship. Mr. Michelin has also served since 1995 as the Secretary and Director of COA Development Corp. f/k/a OT Computer Training Corp., TL Industries, Inc., and International Software Technologies Corp. In addition, Mr. Michelin has served as the Chairman of the Board and Director of VI Solutions Inc. f/k/a SMC Multimedia Corp., which is engaged in the business of video conferencing sales and services. Since August 1995, Mr. Michelin has been a Director of Multicast Interactive Corp., f/k/a Stratosphere Communications Corp. Mr. Michelin also served from 1990 until 2000 as Secretary and Director of dotWAP.com f/k/a Nationwide Resources, Inc. which develops and markets computer software. Furthermore, Mr. Michelin has served since 1996 as a Director of Your Travel Connections, Inc., a travel agency 75% of which is owned by Louisa Michelin. Mr. Michelin attended McGill University in Montreal, Canada. Mr. Michelin has also served as a Director of Visitel Enterprises from January 2000 through May 5, 2001, as Director of QwikCap Corp. f/k/a Pacific Multimedia Corp. since September 1999, and as President and as Director of Solutions Software f/k/a MIS Solutions, Inc. since March 16, 2001. From 1983 to 1987, Mr. Michelin was a principal of Michelin & Company, Inc., a brokerage firm. In 1986 and 1987, certain allegations were made against Mr. Michelin and Michelin & Company, Inc. with respect to non-compliance with certain state and NASD regulations. Mr. Michelin has advised management that the foregoing claims were totally without merit. Nevertheless, he chose to pay certain fines in order to avoid the expenditure of substantial time and money in litigation. The Company made a determination to cease business and elected not to pay the fine to the NASD in view of the fact that the only penalty for non-payment would be the suspension of its business, which the Company had determined to cease.

Robert Michelin is Anagram's Secretary and one of Anagram's Directors. Since February 2000, Mr. Michelin has acted as the General Counsel for the Canadian Network for Vaccines and Immunotherapeutics (CANVAC), an initiative created by the Canadian government to commercialize university research in Canada. Mr. Michelin has also served as the Vice President of Kensington Sports Management, Inc., a sports management firm specializing in the representation of professional coaches since January 1999. Kensington Sports Management is located in Montreal, Quebec, Canada. Mr. Michelin previously practiced law specializing in labor and employment matters. From September 1994 to June 1996, he was an attorney with the law firm of Heeman

Blaikie located in Montreal, Quebec, Canada. Mr. Michelin was a sole practitioner from June 1996 to November 1997 and was an attorney with the firm of O'Connor, Greenspoon (presently known as Greenspoon, Perreault), also located in Montreal, Quebec, Canada, from November 1997 to January 1999. Mr. Michelin has been an independent journalist specializing in legal subjects since 1996. Mr. Michelin attended McGill University in Montreal and L'Institut d'Etudes Politiques in Paris, France.

      The following table sets forth the names and ages of the members of Prodijeux's board, their executive officers and the positions they each hold.

Name                          Age    Position
----                          ---    --------

Michel Chiarore               42     Director, President

Rodolphe Charpentier          43     Director, Vice President, Creative Director

Paul Michelin                 63     Director

Robert Michelin               37     Director

James Perretty                38     Director

Michel Chiarore is Prodijeux's President, and is in charge of operations, manufacturing and distribution of Prodijeux's product line. He has also been one of Prodijeux's Directors since 1998

Mr. Chiarore is the founder and president of Diffusion Le Bouquin inc. in Montreal, Diffusion Le Bouquin inc. is a book distribution company, of which he is still President. His experience in the distribution business aided the company in creating and establishing its distribution network.

His experience further includes 16 years as a manager of a bookstore with expertise in serving school commissions, government agencies and specialized organizations.

Rodolphe Charpentier is the cofounder and creative director of product research and development for Prodijeux, Inc. He is also one of Prodijeux's Directors and its Creative Director and Vice President of Marketing.

Previous to his responsibilities at Prodijeux, Mr. Charpentier worked, for over 17 years, as a communications and design consultant in industries ranging from corporate and public interests groups to fashion and commercial packaging. From 1996 to 1998, he focused mainly on the fashion trade, creating seasonal ad campaigns for national retail chains such as Reitmans, Smart Set, Parasuco Jeans and Bedo.

James Perretty is one of our directors. He also serves as Secretary and a Director of International Child Care Corp. Mr. Perretty also serves as the Vice President/Secretary and a Director of Children of America, Inc. Mr. Perretty has been the Vice President/Secretary and a Director of ADC Development Corp. f/k/a Time To Train.com since its inception in March, 1999. Mr. Perretty has been the secretary of Childcare Corp. since January, 2000. Since 1995, Mr. Perretty has served as Vice President of FMC Group, Inc., a financial consulting firm. Since 1996, Mr. Perretty has also served, as President and a Director of Nationwide Resources, Inc., which through its ownership of Eti International, Ltd., a United Kingdom Corporation, develops and markets computer software. Nationwide Resources Inc. subsequently changed its name to dotWap.com Holdings Corp. in December 1999 at which time Mr. Perretty served as Secretary until July 2000. Furthermore, since 1997, Mr. Perretty has also served as Secretary and Director for Visual Interactive Solutions, Inc. f/k/a Stratosphere Multimedia Corp., which engaged in the business of video conferencing sales and services. Mr. Perretty is also Director of QwikCap Corp. (f/k/a Pacific Multimedia Corp. and QwikCap Information Services, Inc.), and was its President until September 1999. QwikCap. Corp develops and markets computer software systems. From 1984 to 1994, Mr. Perretty served as a Public Relations Consultant for the Communications Group, a public relations marketing firm. From 1994 to 1995, Mr. Perretty was an Advertising Account Executive and Vice President of Finance for Creative Communications Advantage, an advertising agency. Mr. Perretty received a B.A.A. degree in Business Administration from Broward Community College.

Outside directors will not be compensated for attendance at board meetings. Each outside director will be entitled to reimbursement for reasonable expenses incurred with respect to attending each meeting.

Executive compensation

Anagram:

      Paul Michelin, Anagram's President and one of its Directors, does not presently receive compensation.

      Robert Michelin, Anagram's Secretary and one of its Directors, does not presently receive compensation.

Prodijeux:

      Prodijeux has entered into an employment agreement with its president, Michel Chiarore. The agreement provides a salary in the amount of $37,722.00 (CDN $60,000) per year. The agreement also provides for an annual bonus equivalent to five (5%) of the pre-tax profits of Prodijeux as calculated by outside auditors in accordance with GAAP, above the first $75,444.00 (CDN $120,000) of such profits during the year. Prodijeux may terminate the agreement at any time, with or without cause.

      Prodijeux has entered into an employment agreement with its vice president and creative director, Rodolphe Charpentier. The agreement provides a salary in the amount of $37,722.00 (CDN

$60,000) per year. The agreement also provides for an annual bonus equivalent to five (5%) of the pre-tax profits of Prodijeux as calculated by outside auditors in accordance with GAAP, above the first $75,444.00 (CDN $120,000) of such profits during the year. Prodijeux may terminate the agreement at any time, with or without cause.

      Prodijeux also retains Anagram's secretary, Robert Michelin, as an independent contractor. Mr. Michelin is paid a monthly retainer of $1,266 (CDN $2,000).

Stock option plan

      Anagram intends to implement a stock option plan in the future. The purpose of the plan will be to provide its directors, officers, key employees and consultants with additional incentives by increasing their ownership interests. The stock option plan, which Anagram anticipates will incorporate both qualified and non-qualified options, will contain terms that shall be approved by the board and submitted to the shareholders for approval.

Disclosure of Commission Position on Indemnification for Securities Act

Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Shareholders. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Certain relationships and transactions

      ADC Development Corp., of which FMC Group Inc. owns eighty-three (83%) percent of its capital stock, owns the majority of our outstanding common stock. Accordingly, FMC Group through ADC Development will be able to exert complete control over matters requiring approval by our stockholders, including, but not limited to the election of directors and the approval of mergers or other business combinations.

      Two of Anagram's directors are related, as Robert Michelin is Paul Michelin's nephew.

      Anagram owns fifty one (51%) percent of the outstanding stock of Prodijeux. Anagram has also agreed to loan Prodijeux approximately $600,000 (CDN $954,000), of which $470,370 (CDN $748,163) has been advanced as of March 31, 2002, at an interest rate of seven (7%) percent per annum. This loan is to be repaid upon the earlier of (i) Prodijeux achieving sales of at least fifty thousand (50,000) units of WordXchange(R), or (ii) by October 1, 2002. The current loan will be funded by Anagram through its parent ADC Development Corp.

      Anagram's loan from ADC Development Corp. is for an amount up to $500,000 at an interest rate of 6% per year, with the unpaid principal and interest balance due on June 30, 2002.

Principal stockholders

      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock for the following:

      o all persons who own more than five percent of our outstanding common stock;
      o     each officer and director;
      o     officers and directors as a group.

--------------------------------------------------------------------------------
                                           AMOUNT Of     PERCENTAGE   PERCENTAGE
                                           BENEFICIAL    BEFORE       AFTER
NAME                                       OWNERSHIP     OFFERING     OFFERING
--------------------------------------------------------------------------------
ADC Development Corp.
2700 North Military Trail, # 100,
Boca Raton, Florida, 33431                 6,000,000     96%          69%
--------------------------------------------------------------------------------
Paul Michelin,
Director and President (1)                 6,000,000     96%          69%
--------------------------------------------------------------------------------

Robert Michelin, Director and
Secretary                                          0      0%           0%
--------------------------------------------------------------------------------
All Officers & Directors as a group -
Two people (1)                             6,000,000     96%          69%
--------------------------------------------------------------------------------

(1) Includes 6,000,000 shares held by ADC Development Corp., of which eighty-three (83%) percent of its capital stock is owned by FMC Group Inc., of which Mr. Michelin is the President and a Director. Mr. Michelin, together with his wife are the sole shareholders of FMC Group, Inc..

Plan of distribution

      Prior to this offering, no public market for our securities existed. A total of up to 2,736,000 shares may be sold pursuant to this prospectus. This includes 2,500,000 shares of our common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by us, using our officers, directors, and broker-dealers on a self-underwritten, best efforts basis. The broker-dealers referred to in this section may be deemed to be underwriters. The broker-dealers' commissions will be paid as may be negotiated in accordance with applicable laws and regulations. The remaining 236,000 shares may be sold pursuant to this prospectus by the stockholders listed below. Anagram will not receive any of the proceeds from the sale of its common stock by the selling stockholders. Except as described above, the stockholders selling Anagram's stock have never held any position or office with Anagram or had any other material relationship with Anagram.

      The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

            -block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            -purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

            -ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

      Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

            -shall not engage in any stabilization activity in connection with our securities;

            -shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

            -shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders.

--------------------------------------------------------------------------------
                             Shares                                   Percentage
                             owned                      Shares owned  of shares
Selling                      prior to     Shares        following     following
Stockholder                  offering     registered    offering      offering
-----------                  --------     ----------    --------      --------
--------------------------------------------------------------------------------
John C. Caras                40,000       40,000        0             0%
--------------------------------------------------------------------------------
Joseph Cantore               6,000        6,000         0             0%
--------------------------------------------------------------------------------
Angela Grandinetti           20,000       20,000        0             0%
--------------------------------------------------------------------------------
Samantha Hockenberry         20,000       20,000        0             0%
--------------------------------------------------------------------------------
Teddy Hockenberry            20,000       20,000        0             0%
--------------------------------------------------------------------------------
Joseph Letzelter             10,000       10,000        0             0%
--------------------------------------------------------------------------------
Marcai Levin                 40,000       40,000        0             0%
--------------------------------------------------------------------------------
James Perretty               10,000       10,000        0             0%
--------------------------------------------------------------------------------
Jeanne Perretty              10,000       10,000        0             0%
--------------------------------------------------------------------------------
Thad Pryor                   40,000       40,000        0             0%
--------------------------------------------------------------------------------
Stephen S. Shelman           10,000       10,000        0             0%
--------------------------------------------------------------------------------
Keith Neil Thompson          10,000       10,000        0             0%
--------------------------------------------------------------------------------

                          Description of the securities

General

      The following description summarizes our authorized and currently outstanding securities. Anagram is authorized to issue Twenty Million (20,000,000) shares of common stock, par value $.001 per share and a maximum of Two Million (2,000,000) shares of preferred stock, $.01 per share. There are 6,236,000 shares of common stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued.

Common stock

      Each holder of shares of Anagram's common stock, issued and outstanding, is entitled to one vote per share held and has the sole right and power to vote upon all matters upon which a vote of stockholders is taken. Neither the certificate of incorporation nor our by laws permit Anagram's stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of the business, the owners of common stock are entitled to receive Anagram's net assets in proportion to the respective number of shares held by them, following payment to our preferred stockholders. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock.

      To date, Anagram has never paid dividends on any of its common stock. Anagram does not guarantee that it will have enough earnings to pay any dividends on its common stock. Even if Anagram has sufficient earnings, it is not required to declare dividends on its common stock. Whether Anagram should declare cash or stock dividends will be in the sole and absolute discretion of its board and will depend upon its earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.

Preferred stock

      Anagram is authorized by its certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

            o     Conversion privileges
            o     Dividends
            o     Redemption rights
            o     Liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by Anagram's board. Anagram has not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of Anagram's management without further action by other stockholders and may adversely affect the rights of the holders of its common stock.

Warrants

      As of the date of this registration statement, there are no warrants to purchase shares of Anagram's common stock outstanding.

Determination of offering price

      Prior to this offering of Anagram's common stock, there has been no public market for any of its securities and there can be no assurance that a market will develop. The price of Anagram's common stock, when sold by its stockholders will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market where Anagram intends to list its common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for Anagram's securities in the public market are:

      o     estimates of our business potential;
      o prevailing market conditions in the U.S. economy and the market in which Anagram and Prodijeux intend to compete;
      o an evaluation of other companies comparable to Anagram and Prodijeux and their ability to effectively compete with Prodijeux's product.

Transfer agent

      The transfer agent for Anagram's common stock is Liberty Transfer Company, 274B New York Avenue, Huntington, New York 11243

Shares eligible for future sale

      Prior to this offering, there has been no public market for Anagram's common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of Anagram's common stock and its ability to raise capital through an offering of equity securities.

      The 2,736,000 shares of common stock offered in this offering will be immediately tradable without restriction under the Securities Act, except for any shares held by an "affiliate" of Anagram, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 6,000,000 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period, equal to the greater of:

      (i) 1% of the then outstanding shares of common stock; or

      (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, Anagram's affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been Anagram's affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                      Interest of named experts and counsel

Legal matters

      The legality of Anagram's common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York.

Experts

      The financial statements included in this prospectus and in the registration statement have been audited. Anagram's financial statements have been audited by Daszkal Bolton, LLP. 2401 NW Boca Raton Blvd., Suite 100, Boca Raton, FL 33431, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of each said firm as experts in accounting and auditing.

      Prodijeux's financial statements have been audited by Perreault, Wolman, Grzywacz & Co., 5250 Ferrier, Suite 814, Montreal, Quebec H4P 2N7, independent chartered accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of each said firm as expects in accounting and auditing.

                                Legal proceedings

      Neither Anagram nor Prodijeux know of any litigation pending, threatened or contemplated, or unsatisfied judgments, against them, or of any proceeding to which they are a party.

                              Available Information

      Anagram and Prodijeux have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about Anagram and Prodijeux, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Street, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

                                     PART II

                   Indemnification of Directors and Officers.

      Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

            "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee.......................................       $    684.00
Printing and Engraving.....................................       *  5,000.00
Legal Fees and Expenses....................................       * 40,000.00
Accounting Fees and Expenses...............................       *  5,000.00
Transfer Agent Fees........................................       *  4,000.00
Miscellaneous Expenses.....................................         20,316.00
                                                                  -----------

         TOTAL ............................................       $ 75,000.00

----------
*     Estimated.

Item 26. Sales of Unregistered Securities.

      Effective October 4, 2000, Anagram issued an aggregate of 6,000,000 shares of common stock as founder's shares. The issuance of all such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued pursuant to a Section 4(2) private offering.

An aggregate of up to 236,000 shares may be sold pursuant to this prospectus by the selling shareholders. As described elsewhere in this registration statement, the selling shareholders are friends, relatives and business associates of the officers and directors of Anagram. The issuance of all such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act afforded by Rule 506 of Section 4(2) thereof. Neither Anagram nor Prodijeux will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

Item 27. Exhibits.

Number        Description
------        -----------
3.1           Articles of Incorporation of Anagram.
3.2           By-Laws of Anagram.
3.3           Articles of Incorporation of Prodijeux
3.4           By-Laws of Prodijeux
4.1           Specimen Common Stock Certificate.
5.1           Opinion of Mintz & Fraade, P.C.
23.1          Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2          Consent of Daszkal Bolton, LLP
23.3          Consent of Perreault, Wolman, Grywacz & Co.
24.1          Power of Attorney (set forth on the signature page of this
              Registration Statement).

----------

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      The Registrant hereby further undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, Anagram certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on its behalf by the undersigned, in Boca Raton, State of Florida, on May 1, 2002.

                                                 Anagram Plus, Inc.


                                                 By: /s/ Paul Michelin
                                                    ----------------------------
                                                     Paul Michelin, President


                                                 By: /s/ Robert Michelin
                                                    ----------------------------
                                                     Robert Michelin, Secretary

                          INDEX TO FINANCIAL STATEMENTS

Anagram and Subsidiary (Unaudited)

Consolidated Balance Sheet ..................................................F-2
Consolidated Statement of Operations ........................................F-3
Consolidated Statement of Changes in Stockholder's Deficit ..................F-4
Consolidated Statement of Cash Flows ........................................F-5
Notes to Consolidated Financial Statements ...............................F-6-10

Anagram

Independent Auditors' Report ...............................................F-11
Financial Statements
         Balance Sheets ....................................................F-12
         Statements of Operations ..........................................F-13
         Statements of Changes in Stockholders' Deficit ....................F-14
         Statements of Cash Flows ..........................................F-15
Notes to Financial Statements .......................................F-16 - F-19

Prodijeux

Independent Auditors' Report ...............................................F-20
Financial Statements
         Balance Sheets ....................................................F-21
         Statements of Changes in Stockholders' Deficit ....................F-22
         Statement of Operations ...........................................F-23
         Statements of Cash Flows ..........................................F-24
Notes to Financial Statements .......................................F-25 - F-29

                                AnagramPlus, Inc.

                                2,736,000 shares

                                   ----------

                                   PROSPECTUS

                                   ----------

      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------

Until , 2002, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  ______ , 2002